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                                                                    EXHIBIT 10.1

                                              U.S. DEPARTMENT OF JUSTICE

                                              United States Attorney
                                              Eastern District of New York

EC: SLL                                       One Pierrepont Plaza
F#2003R01925                                  Brooklyn, New York 11201

                             Mailing Address: 156 Pierrepont Street
                                              Brooklyn, New York 11201

                                              September 28, 2004

Bruce E. Yannett, Esq.
Andrew J. Ceresney, Esq.
Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022

                          Re: Whitehall Jewellers, Inc.

Dear Messrs. Yannett and Ceresney:

            This letter sets forth the agreement between the United States Attorney's Office for the Eastern District of New York (the "Office") and Whitehall Jewellers, Inc. ("Whitehall").

            1. The Office is conducting a criminal investigation to determine, among other things, whether any Whitehall officers or employees conspired with and/or aided and abetted Cosmopolitan Gem Inc., Colorcast Corporation, or their principal, Joshua Kestenbaum (collectively "Cosmopolitan"), in defrauding their lender, Capital Factors, Inc. ("Capital"). During the course of the investigation the Office has determined that, prior to June 2003, one or more Whitehall officers and employees furthered Cosmopolitan's fraud through, among other things, knowingly providing false and misleading information to, and withholding information from, Capital about Whitehall's accounts payable obligations to Cosmopolitan. Further, the Office has determined that, prior to June 2003, one or more Whitehall officers and employees were aware that Cosmopolitan was making false and misleading statements to Capital about Whitehall's accounts payable obligations to Capital. These misstatements led Capital to believe that Whitehall owed Cosmopolitan

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substantially more money than it did and to continue to advance funds to
Cosmopolitan.

            2. Whitehall acknowledges that, prior to June 2003, one or more Whitehall officers and employees violated federal criminal law by conspiring with Cosmopolitan and aiding and abetting Cosmopolitan's fraud. Whitehall accepts responsibility for the conduct of any of its officers and employees giving rise to any violation related to Cosmopolitan's defrauding of Capital. Whitehall does not endorse, ratify or condone criminal conduct and, as set forth below, has taken steps to prevent such conduct from occurring in the future.

            3. Based upon Whitehall's acceptance of responsibility in the preceding paragraph, its willingness to cooperate fully with the Office, its efforts to identify and terminate any culpable employees and deter future wrongdoing, make restitution to Capital and the adoption of various compliance and corporate governance measures set forth below, this Office will not criminally prosecute Whitehall for any crimes (except for possible criminal tax violations, if any, as to which this Office cannot and does not make any agreement) related to any statements, acts, or omissions by Whitehall, or its current or former officers or employees, which relate to or were in furtherance of Cosmopolitan's scheme to defraud Capital Factors or any other party, which scheme was in existence from in or about and between 1999 until in or about December 2003. This Agreement does not provide any protection against prosecution for any crimes except as set forth above, and applies only to Whitehall and not to any other individuals or entities, including, but not limited to, any current or former officer, director or employee of Whitehall.

            4. Whitehall shall: (a) continue to truthfully and completely disclose all information with respect to the activities of Whitehall, and its respective officers, directors and employees, concerning all matters about which the Office inquires of them, which information can be used for any purpose; (b) continue to cooperate fully with the Office, the United States Postal Inspection Service, and any other federal law enforcement or regulatory agency designated by the Office; (c) continue to provide voluntarily to the Office, upon request, any non-privileged document, record or other tangible evidence relating to matters about which the Office or other designated law enforcement or regulatory agency inquires of them; (d) provide to the Office and to any designated law enforcement or regulatory agency unlimited

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access to Whitehall facilities, documents, and employees; and (e) commit, or attempt to commit, no crimes whatsoever.

            5. Whitehall has implemented or will implement all of the remedial and corrective actions described in your letter dated September 28, 2004 (the "Letter"). Specifically, Whitehall will implement and maintain the compliance program set forth in your Letter, which includes, but is not limited to, the adoption of a code of conduct, the appointment of a chief compliance officer and the hiring of an Internal Audit Director, the formation of a compliance committee, the creation of a reporting hotline, whistleblower protection, compliance training and other corporate governance changes, as outlined in your Letter.

            6. Further, as indicated in your Letter, the Company has implemented certain new or modified policies, including, but not limited to: a revised gift policy; a prohibition of "on account" payments; an improved vendor approval process; an improved vendor reconciliation process; additional disbursement and cash management controls; formalized procedures for communicating with factors; additional buyout, purchase commitment, and accelerated payment approval procedures; and controls on the assignment of new PLU numbers to existing merchandise. It is understood that Whitehall shall continue to operate its compliance program, as described in your Letter, and shall continue to follow those new or modified policies (as amended from time to time with prompt notification of any material change to the Audit Committee or full Board of Directors) which are listed above and which are described more extensively in your Letter. Further, it is understood that any modifications or changes in Whitehall's compliance program or policies shall not diminish the policies and programs set forth in your Letter. In order to ensure such compliance, Whitehall's Chief Compliance Officer and Internal Audit Director shall, on a quarterly basis, confer with and report to the Audit Committee on any material modifications to the compliance program and any material violations of the policies listed above which come to their attention. In addition, for the three years following the signing of the Agreement - - on a quarterly basis for the first year and on a semi-annual basis for the two remaining years, Whitehall shall submit to this Office a report signed by the Chair of the Audit Committee, the Chief Compliance Officer and Whitehall's Internal Audit Director, detailing Whitehall's compliance efforts, any material modifications to the compliance program, and any material modifications to the policies which are listed above and which are described more extensively in your Letter, as well as any material violations

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of these policies which have come to their attention.

            7.    It is agreed that Whitehall shall pay:

                  a. On the terms set forth in the Letter, restitution to Capital Factors in the approximate amount of $10,847,478;

                  b. For any and all goods received by Whitehall from Cosmopolitan or entities through which Cosmopolitan directed its business to wit: International Diamonds LLC or Ultimo, Inc., in the approximate amount of $2,488,017 and return goods in the approximate amount of $1,446,985 on such terms as discussed in the Letter; and

                  c. $350,000 by certified check or bank cashier's check to the United States Postal Inspection Service Consumer Fraud Fund immediately upon execution of this Agreement by all parties.

            8. It is further understood that this Agreement does not bind any federal, state or local prosecuting or regulatory authorities other than this Office. This Office will, however, bring the cooperation of Whitehall, as well as this Agreement, to the attention of other prosecuting offices or regulatory authorities, if requested by Whitehall's counsel.

            9. It is further agreed that in the event that the Office, in its sole discretion, within the next three years determines that (a) Whitehall committed any crimes within three years subsequent to the date of the signing of this Agreement; (b) Whitehall knowingly and intentionally has given false, incomplete, or misleading information; or (c) Whitehall otherwise violated any provision of this Agreement, Whitehall shall thereafter be subject to prosecution for any federal criminal violation of which this Office has knowledge. Any such prosecutions may be premised upon information provided by Whitehall and upon the admission of criminal conduct contained in this Agreement. Moreover, Whitehall agrees that any such prosecutions that are not time-barred by the applicable statute of limitations on the date of the signing of this Agreement may be commenced against Whitehall, in the Eastern District of New York, in accordance with this Agreement, notwithstanding the expiration of the statute of limitations

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between the signing of this Agreement and the commencement of any such prosecutions.

            10. Furthermore, it is agreed that if the Office, in its sole discretion, determines that Whitehall has committed any crime after signing this Agreement or otherwise violated any provision of this Agreement within three years, (i) all statements by or on behalf of Whitehall to this Office or other designated law enforcement or regulatory officials, or other testimony given by any agent of Whitehall before a grand jury or other tribunal, whether prior to or subsequent to the signing of this Agreement, and any leads from such statements or testimony, shall be admissible in any and all criminal proceedings hereafter brought against Whitehall, and (ii) Whitehall shall not assert any claim under the United States Constitution, any statute, Rule 11(f) of the Federal Rules of Criminal Procedure, Rule 410 of the Federal Rules of Evidence, Agreement with the Office or any other federal rule, that statements made by or on behalf of Whitehall prior to or subsequent to this Agreement, or any leads therefrom, should be suppressed.

            11. The decision whether conduct and/or statements of any individual will be imputed to Whitehall for the purpose of determining whether Whitehall has violated any provision of this Agreement shall be in the sole discretion of the Office. Should the Office determine that Whitehall has committed a knowing breach of any provision of this Agreement, the Office will provide written notice to Whitehall and will provide Whitehall with a two-week period in which to make a presentation to the Office to demonstrate that no breach has occurred or, to the extent relevant, that the breach was not knowing or had been cured. Whitehall understands and agrees that the exercise of discretion by the Office is not subject to review in any court or tribunal outside the Department of Justice.

            12. Whitehall agrees that it shall not, through its attorneys, Board of Directors, agents, officers or employees, make any public statement, in litigation or otherwise, contradicting its acceptance of responsibility or its agreement to implement the elements of your Letter. Any such contradictory statement by Whitehall, its present or future attorneys, Board of Directors, agents, officers or employees shall constitute a breach of this Agreement and Whitehall thereafter may, in the Office's sole discretion, be subject to prosecution as set forth in paragraphs 9-10. The decision as to whether any such contradictory statement will be imputed to Whitehall for the purpose of determining whether Whitehall has

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breached this Agreement shall be at the sole discretion of the Office. Upon the
Office's written notification of Whitehall of any such contradictory statement, Whitehall may avoid a breach of this Agreement by publicly repudiating such statement within three business days after notification by the Office. This paragraph is not intended to apply to any statement made by any Whitehall officer, director or employee or former officer, director or employee who has been charged with a crime or other wrongdoing by the federal or any state government or an agency thereof.

            13. With respect to this matter, this Agreement supersedes all prior, if any, written or oral understandings, promises, and/or conditions between this Office and Whitehall, with the exception of the agreement as to privilege as set forth in the letter from Bruce E. Yannett to this Office dated October 28, 2003. No additional promises, agreements, and conditions have been entered into other than those set forth in this letter,

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and none will be entered into unless in writing and signed by all the parties.

Dated: September 28, 2004
       Brooklyn, New York

                                            ROSLYNN R. MAUSKOPF
                                            United States Attorney
                                            Eastern District of New York

                                        By: /s/ Seth L. Levine
                                            ----------------------------------
                                            Seth L. Levine
                                            Assistant U.S. Attorney

                                        Approved by:

                                        /s/ Eric Corngold
                                        --------------------------------------
                                        Eric Corngold
                                        Chief, Business and Securities
                                          Fraud Unit

Agreed and consented to by:

WHITEHALL JEWELERS, INC.

By: /s/ Hugh Patinkin
    -----------------------------------
    Hugh Patinkin
    Chairmen of the Board of Directors
    and Chief Executive Officer,
    Whitehall Jewellers, Inc.

APPROVED:

/s/ Andrew J. Ceresney, Esq.
---------------------------------------
Bruce E. Yannett, Esq.
Andrew J. Ceresney, Esq.
Attorneys for Whitehall Jewellers, Inc.